SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

	Filed by the Registrant	[X]
	Filed by a Party other than the Registrant	[ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material under Rule 14a-12

Fidelity Advisor Series VII
(Name of Registrant as Specified In Its Charter)

Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
(4) Proposed maximum aggregate value of transaction:
(5) Total Fee Paid:
[ ]	Fee paid previously with preliminary materials.
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

SHAREHOLDER UPDATE

Fidelity® Advisor Focus Funds

URGENT PROXY VOTING REQUEST

The Special Shareholder meeting for these funds, scheduled for July 18, 2001, has adjourned until September 19, 2001. Many more shareholders must vote their proxies for the funds to be able to hold their shareholder meetings.

The postponement gives you additional time to vote your proxy. By voting promptly, your fund will be able to conduct necessary business.

Inside, you will find information to enable you to vote on important proxy proposals that affect the funds and your investment.

Voting is quick and easy. Please vote now using one of these options:

1. Vote By Telephone 1-800-848-3155

Call toll-free weekdays from 8:00 AM - 11:00 PM, Eastern Time and Saturdays from 11:00 AM - 6:00 PM, Eastern Time. Your vote will be recorded by a representative of D.F. King, Inc., an independent proxy solicitation firm.

2. Vote By Touch-Tone Phone

Call the toll-free number on your proxy ballot card(s) and follow the recorded instructions. This service is available 7 days a week, 24 hours a day.

3. Vote By Fax

Fax the front and back of your signed proxy card to 1-888-451-8683.

4. Vote By Mail

Mail your signed proxy card in the enclosed envelope right away!

PLEASE VOTE YOUR PROXY NOW

If you have already voted, thank you!

If you have any further questions or would like to receive another copy of the proxy statement, please call Fidelity at 1-800-522-7297.

(Page Break)

INFORMATION ON THE PROXY PROPOSALS

What proposals am I being asked to vote on?

You may be asked to vote on the following proposals:

1. To authorize the Trustees to adopt an amended and restated Declaration of Trust.

2. To elect a Board of Trustees.

3. To approve an amended management contract for each fund (except Fidelity® Advisor Biotechnology Fund, Fidelity Advisor Developing Communications Fund, and Fidelity Advisor Electronics Fund).

4. To approve an amended sub-advisory agreement with Fidelity Management & Research (U.K.) Inc. (FMR U.K.), for each fund (except Fidelity Advisor Biotechnology Fund, Fidelity Advisor Developing Communications Fund, and Fidelity Advisor Electronics Fund).

5. To approve an amended sub-advisory agreement with Fidelity Management & Research (Far East) Inc. (FMR Far East), for each fund (except Fidelity Advisor Biotechnology Fund, Fidelity Advisor Developing Communications Fund, and Fidelity Advisor Electronics Fund).

6. To modify a fundamental investment policy of Fidelity Advisor Consumer Industries Fund.

7. To modify a fundamental investment policy of Fidelity Advisor Telecommunications & Utilities Growth Fund.

8. To amend the fundamental investment limitation concerning underwriting for each fund (except Fidelity Advisor Biotechnology Fund, Fidelity Advisor Developing Communications Fund, and Fidelity Advisor Electronics Fund).

9. To amend the fundamental investment limitation concerning lending for each fund (except Fidelity Advisor Biotechnology Fund, Fidelity Advisor Developing Communications Fund, and Fidelity Advisor Electronics Fund).

Questions & Answers Regarding the Proposals

Proposal 1 - Why is FMR proposing the adoption of an amended and restated Declaration of Trust?

The proposal asks shareholders to approve an increase in the number of Trustees from a maximum of 12 to a maximum of 14. This increase, if approved, will allow the Board to better organize itself and its committees in overseeing the management of the Fidelity Funds. Additionally, the proposal asks shareholders to adopt a more modern form of the Declaration of Trust (i.e., the fund's charter). The more modern charter is Fidelity's new standard for its funds. It gives the Trustees more flexibility, and, subject to the applicable requirements of federal and state law, broader authority to act without the additional costs associated with a shareholder vote. This increased flexibility may allow the Trustees to react more quickly to changes in competitive and regulatory conditions and, as a consequence, may allow the funds to operate in a more efficient and economical manner. Adopting the new Declaration of Trust will not alter the Trustees' existing fiduciary obligations to act in the best interests of the funds' shareholders.

Proposal 2 - What role does the Board play?

Members of the Board are experienced executives who have an obligation to serve the best interests of shareholders, including approving policy changes such as those proposed in the proxy statement. In addition, the Trustees oversee the investment policies of each fund, review fund performance, oversee fund activities and fees, and review the fund's contracts with Fidelity and other service providers.

After careful consideration, the Board has unanimously approved all of the proposals and recommends that you voted to approve them.

Proposals 3 - Why is FMR proposing to modify certain funds' management contracts?

The changes to the contracts would modify the management fee that FMR receives from each fund to provide for lower fees when FMR's assets under management exceed certain levels. In addition, the amended management contract also allows FMR and the trust, on behalf of each fund, to modify the fund's management contract subject to the requirements of the Investment Company Act of 1940 (1940 Act). If shareholders approve the amended agreement, FMR could not, in the future, amend a fund's present management contract to increase the fund's management fee rate payable to FMR without shareholder approval.

Please refer to the proxy statement for specific details of the amended management contract proposals.

Proposals 4&5 - What is a sub-advisory agreement and how will the proposed amended sub-advisory agreements affect certain funds?

Each fund's amended sub-advisory agreement would allow FMR, FMR U.K, FMR Far East, and the trust, on behalf of the fund, to allow future modifications of the contract without a shareholder vote, subject to requirements of the 1940 Act. Under each fund's present agreement, FMR U.K and FMR Far East act as investment consultants to FMR and supply FMR with investment research information and portfolio management advice as FMR reasonably requests on behalf of each fund. FMR U.K and FMR Far East provide investment advice and research services with respect to issuers located outside of the United States, focusing primarily on companies based in Europe and the Far East.

Proposal 6 - Why is FMR proposing to modify the Advisor Consumer Industries Fund's fundamental investment policy?

Currently, the fund's fundamental investment policy states that it may invest in companies in the consumer industry that provide goods to consumers. Modifying the fund's fundamental investment policy as proposed will clarify that the fund may invest in companies in the consumer industry that provide services to consumers as well as companies that provide goods to consumers. Services would include things such as advertising, lodging, or tax preparation help. Modifying the fundamental investment policy is not expected to materially affect the way the fund is managed.

Proposal 7 - Why is FMR proposing to modify the Advisor Telecommunications & Utilities Growth Fund's fundamental investment policy?

Currently, the fund's fundamental investment policy states that it invests primarily in companies in the public utilities industry and companies deriving a majority of their revenues from their public utility operations. It is proposed that the word "public" be removed in both instances. Removal of the word public will clarify that companies in the utilities industry and companies deriving a majority of their revenues from their utilities operations may include "private" companies in addition to those owned or sponsored by the federal or a state government. In addition, removal of the word "public" will clarify that while companies in which the fund may choose to invest provide their services to the public, each may not necessarily be owned by the public. Modifying the fundamental investment policy is not expected to materially affect the way the fund is managed.

Proposal 8 - Why is FMR proposing to amend the fundamental investment limitation concerning underwriting for certain funds?

The purpose of the proposed change is to clarify that the funds are not prohibited from investing in other investment companies even if as a result of such investment, a fund is technically considered an underwriter under federal securities laws. The proposal also serves to conform each fund's fundamental investment limitation concerning underwriting to a limitation which is expected to become standard for all funds managed by FMR or its affiliates. Adoption of the proposed limitation is not expected to affect the way in which the funds are managed, the investment performance of the funds, or the types of securities in which the funds invest.

Proposal 9 - Why is FMR proposing to amend the fundamental investment limitation concerning lending for certain funds?

The primary purpose of this proposal is to revise each fund's fundamental lending limitation to conform to a limitation expected to become standard for all funds managed by FMR or its affiliates. Adoption of the proposed limitation on lending is not expected to affect the way in which each fund is managed, the investment performance of each fund, or the instruments in which each fund invests. However, the proposed limitation would clarify that acquisitions of loans, loan participations, or other debt instruments are not considered lending.